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                                                                     EXHIBIT 8.1

           [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]


                                           May 13, 1998



Peak International Limited
Units 3, 4, 5, and 7, 37/th/ Floor
Wharf Cable Tower
9 Hoi Shing Road
Tsuen Wan, N.T.
Hong Kong

Ladies and gentlemen:

          We have acted as special United States tax counsel to Peak International Limited (the "Company"), a company organized under the laws of Bermuda, in connection with the issuance of up to 6,900,000 shares of common stock of par value US $0.01 per share (the "Shares") by the Company. We have participated in the preparation of the registration statement on Form F-1 filed by the Company with the Securities and Exchange Commission (the "Commission") in the United States on April 7, 1998, (the "Registration Statement"), for the registration of the Shares under the United States Securities Act of 1933, as amended.

          In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction of the Registration Statement and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

          In rendering our opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promul gated thereunder, judicial decisions, and Internal Revenue Service (the "IRS") rulings, all of which are subject to change, which changes may be retroactively applied. A change in the authorities upon which our opinion is based could affect
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Peak International Limited
May 13, 1998
Page 2


our conclusions. There can be no assurances, moreover, that any of the opinions expressed herein will be accepted by the IRS or, if challenged, by a court.

          Although the discussion set forth in the prospectus included as part of the Registration Statement under the caption "TAXATION - United States Federal Income Taxation" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership, and disposition of the Shares, in our opinion, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership, and disposition of the Shares under current law.

          We hereby consent to the filing of this opinion with the Commission as part of Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is re quired under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.


                         Very truly yours,



                         /s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP